[Beard Miller Company LLP Letterhead]

Exhibit 8.2

September 14, 2004

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

7114 North Point Road

Baltimore, Maryland 21219

Re: Maryland Consequences of Bay-Vanguard Federal Savings Bank’s intent to Reorganize into a Mutual Holding Company Structure

Ladies and Gentlemen:

PRELIMINARY STATEMENT

You have requested our opinion relating to the Maryland tax consequences of Bay-Vanguard Federal Savings Bank’s (the “Savings Bank”), a federally chartered savings bank, Plan of Reorganization and Stock Issuance (“the Plan of Reorganization”). Pursuant to the Plan of Reorganization, the Savings Bank will reorganize into a mutual holding company structure whereby it will convert to a federally chartered stock savings bank which will be wholly-owned by BV Financial, Inc., a federal stock corporation. BV Financial, Inc. will be majority-owned by Bay-Vanguard, M.H.C., a federally chartered mutual holding company.

Our Maryland tax opinion is in addition to the Federal income tax opinion of Muldoon Murphy Faucette & Aguggia LLP, (“federal tax opinion”) special tax counsel to Bay-Vanguard Federal Savings Bank, BV Financial, Inc. and Bay-Vanguard, M.H.C., which we have reviewed. The federal tax opinion outlines the proposed transactions and the facts, assumptions and representations set forth in the federal tax opinion, which are also used herein.

Capitalized terms used but not defined herein in this letter shall have the meanings assigned to them in the Plan of Reorganization.

FACTS

On July 13, 2004, the board of directors of the Savings Bank adopted the Plan of Reorganization.

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

September 14, 2004

This Reorganization and Offerings will permit the Savings Bank to control the amount of capital being raised, while at the same time enabling the Savings Bank to continue to grow its lending and investment activities, thereby permitting the Savings Bank to further enhance its capabilities to serve the borrowing and other financial needs of the communities it serves. The larger capital base and the holding company structure will also facilitate possible acquisitions of other financial institutions or financial service companies.

The following steps are proposed as a part of the Plan of Reorganization: (i) the Savings Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”); (ii) Interim One will organize a federal stock corporation as a wholly owned subsidiary (“BV Financial, Inc.”); (iii) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim Two”); (iv) the Savings Bank will convert its charter to a federal stock savings bank charter (“Stock Savings Bank”) and Interim One will convert its charter for a federal mutual holding company charter to become Bay-Vanguard, M.H.C. (the “MHC”); (v) sequentially with step (iv), Interim Two will merge with and into the Stock Savings Bank with the Stock Savings Bank as the resulting institution; (vi) 100% of the issued common stock of the Stock Savings Bank will be transferred to the MHC in exchange for the membership interests in the mutual savings bank that are conveyed to the MHC; (vii) the MHC will transfer 100% of the issued common stock of the Stock Savings Bank to BV Financial, Inc in a capital distribution; and (viii) BV Financial, Inc will issue a majority of its common stock to the MHC. Prior to the effective date of the Reorganization, the Board of Directors of the Savings Bank may specify that the structure of the transactions contemplated by the Plan be revised; provided, however, that such revised structure shall not (i) change the intended federal income tax consequences of the transactions contemplated by the Plan or (ii) materially impede or delay the receipt of any required regulatory approval.

Contemporaneously with the Reorganization, BV Financial, Inc. will offer for sale in the Offerings shares of Common Stock representing up to 49.9% of the pro forma market value of BV Financial, Inc. and the Savings Bank. Upon the consummation of the Reorganization, the legal existence of the Savings Bank will not terminate, but the MHC will be a continuation of the Savings Bank. All assets, rights, obligations and liabilities of whatever nature of the Savings Bank that are not expressly retained by the MHC shall be transferred to the Stock Savings Bank as part of the Reorganization. All property of the Savings Bank (not expressly retained by the MHC), including its right, title and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Savings Bank, or which would inure to the Savings Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the MHC and will then be transferred to the Stock Savings Bank. The Stock Savings Bank will have,

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

September 14, 2004

hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Savings Bank. The Stock Savings Bank will continue to have, succeed to and be responsible for all the rights, liabilities and obligations the Savings Bank had when it was in mutual form and will maintain its headquarters and operations at the Savings Bank’s present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Open Accounts, as defined in the OTS regulations) of the Savings Bank shall become the assets and liabilities of the Stock Savings Bank, which will thereupon become a savings association subsidiary of BV Financial, Inc. and of the MHC. All assets, rights, obligations and liabilities of whatever nature of the Savings Bank that are not expressly retained by the MHC shall be transferred to the Stock Savings Bank. The Savings Bank will apply to the OTS to have BV Financial, Inc. receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Savings Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

The Savings Bank has been filing returns and paying tax under the Maryland Corporate Income Tax Act and has no net operating loss carry forward.

The deemed transfer of tangible personal property by the Savings Bank to the Stock Savings Bank in connection with the Reorganization will not be in the ordinary course of the Savings Bank business.

Any real property deemed to be transferred by the Savings Bank to the Stock Savings Bank in connection with the Reorganization would not be subject to any liens.

LAW AND ANALYSIS

The Federal income tax opinion of Muldoon Murphy Faucette & Aguggia LLP provides that the Reorganization will be “tax-free” under the Internal Revenue Code of 1986, as amended. The Reorganization is exempt from taxation under a number of Internal Revenue Code sections including but not limited to §368(a)(1)(F), §381(b) and §351.

Effective for tax years beginning after 2000, the Maryland financial institution franchise tax was repealed, and financial institutions formerly subject to the tax became liable for

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

September 14, 2004

Maryland corporate income tax (Sec. 8-202, Tax General Art.). These institutions include credit companies, savings and loan associations, international banking facilities, loan companies, mortgage companies, safe-deposit companies, and finance companies other than companies making loans only to farmers for agricultural purposes (Sec. 8-101(c), Tax General Art.; Sec. 10-403, Tax General Art.).

Presumably, Maryland’s tax treatment of banking and financial institutions is the same as the federal, because the starting point for computing Maryland taxable income is federal taxable income after the net operating loss and special deductions as reported on the federal income tax return (Line 30).

In general terms, a corporate reorganization is a tax-free transaction under federal law if the consideration for the acquisition consists primarily of stock or securities of the acquiring corporation or its parent. In most cases, the gain or loss recognized on a reorganization for Maryland tax purposes will be the same as the gain or loss recognized for federal tax purposes because Maryland uses federal taxable income as the starting point for the computation of its tax base and there is no provision of Maryland law that modifies the federal recognition or nonrecognition rules applicable to reorganizations.

The Maryland “Sales and Use Tax Act” provides for exemptions or exclusions for mergers, consolidations and acquisitions. Specifically, under MD Reg.§03.06.01.13, transfers of tangible personal property to a corporation pursuant to a corporate reorganization within the meaning of IRC Sec. 368(a) are exempt from sales tax as well as transfers of tangible personal property to a corporation upon its organization (principally in consideration for the issuance of its stock). A transfer of property is principally in consideration of the issuance of stock if the value of the nonstock consideration is less than 50% of the fair market value of the property received by the corporation.

The Maryland Realty Transfer Tax does provide a specific exemption for mergers or tax-free exchanges under the Internal Revenue Code. Recordation and transfer taxes do not apply to an instrument of writing which is:

(1) a transfer of title to real property between a parent corporation and its subsidiary corporation or between two or more subsidiary corporations wholly owned by the same parent corporation meeting certain ownership restrictions, if the transfer was for nominal or no consideration or for consideration comprising only of the issuance, cancellation or surrender of stock of a subsidiary corporation (Sec. 12-108(p), Prop. Tax Art.; Sec. 13-207, Prop. Tax Art.);

(2) an instrument of writing made pursuant to reorganizations described in IRC Sec. 368(a); or

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

September 14, 2004

(3) a transfer of title to real property from a subsidiary corporation to its parent corporation for nominal or no consideration, or for consideration comprising only of the issuance, cancellation or surrender of stock of a subsidiary corporation if the parent corporation previously owned the real property, owns the stock of the subsidiary corporation for a period greater than 18 months, or acquires the stock of the subsidiary corporation which has owned the real property for two years.

OPINION

Based upon our review of the agreements and documents mentioned earlier, additional representations and information provided, and the Federal income tax opinion of Muldoon Murphy Faucette & Aguggia LLP, it is our opinion that:

1)	To the extent the Reorganization, as more fully described in the Plan of Reorganization, qualifies as “tax-free” under the Internal Revenue Code of 1986, then the Reorganization will not result in any income tax liabilities under Title 10 of the Maryland Corporation Income Tax Article. (As amended by Ch. 565, Laws 1988; Ch. 225 (S.B. 56), Laws 2000; Ch. 122 (S.B. 99), Laws 2002, effective June 1, 2002, and applicable to all taxable years beginning after June 30, 2001).

The Federal income tax opinion of Muldoon Murphy Faucette & Aguggia LLP, item (a)(5) specifically states “the Mutual Bank’s members will recognize no gain or loss”. For Maryland income tax purposes, the Savings Bank’s members will follow the Federal non-recognition treatment.

2)	The deemed transfer of substantially all of the Savings Bank’s assets and liabilities under the Plan of Reorganization for the common stock of the Stock Savings Bank will not result in any Maryland Sales and Use tax liability.

3)	The Maryland County Transfer Tax will not be imposed on the transfer of real property made pursuant to a reorganization described in § 368(a) of the Internal Revenue Code or the transfer of corporate property between related corporations.

Since this letter is provided in advance of the closing of the Reorganization and Offerings, we have assumed that such transactions will be consummated. Any change to the Plan of Reorganization could cause us to modify the opinions expressed herein.

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

September 14, 2004

In providing our opinion, we have considered the provisions of Maryland tax law and the interplay of the Internal Revenue Code of 1986, as amended, Maryland tax regulations, judicial decisions and Maryland Comptroller rulings, to date. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinion expressed herein, if challenged, will be accepted by the State of Maryland. We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinion, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of the Savings Bank at a meeting duly called and held; that the Savings Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under the Federal income tax laws.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity without our express written consent.

We consent to the filing of this opinion as an exhibit to the Forms MHC-1, MHC-2 and H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form SB-2 under the headings “The Reorganization and Stock Issuance- Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very truly yours,

BEARD MILLER COMPANY LLP
Certified Public Accountants and Consultants